Exhibit 2.7

CERTIFICATE OF DESIGNATION

of

SPECIAL 2021 SERIES A PREFERRED STOCK

of

XL RENT, INC. / E MED FUTURE, INC.

(Pursuant to NRS 78.1955)

XL RENT, INC. / E MED FUTURE, INC., a Nevada corporation (hereinafter called the *"Corporation"),* hereby certifies that the following resolution was adopted by Synergy Management Group, LLC. (the "*Custodian*"), the court appointed custodian of the Corporation pursuant to the Order Granting Application for Appointment of Synergy Management Group, LLC. as Custodian of XL RENT, INC. / E MED FUTURE, INC., granted in the District Court, Clark County Nevada, case no A-20-825683-C on January 13th, 2021 (the "*Order*").

RESOLVED, that pursuant to the authority granted to and vested in the Custodian in accordance with the provisions of the certificate of incorporation of the Corporation, as currently in effect, and the Order, the Custodian hereby fixes the relative rights, preferences, and limitations of the Corporation's Special 2021 Series A Preferred Stock as follows:

Special 2021 Series A Preferred Stock

Section 1. *Designation and Amount.* The designation of this class of capital stock shall be "Special 2021 Series A Preferred", par value $.001 per share (the "*2021 Series A Preferred Stock*"). The number of authorized shares of 2021 Series A Preferred Stock is fifteen (15) shares.

Section 2. *Voting Rights*. Except as otherwise required by law, the holder of the share of 2021 Series A Preferred Stock shall have the following rights:

(a) Number of Votes; Voting with Common Stock. Except as provided by Nevada statutes or Section 2(b) below), the holder of the 2021 Series A Preferred Stock shall vote together with the holders of preferred stock (including on an as converted basis), par value $0.001, and common stock, par value $0.001 per share, of the Corporation (the "Common Stock") as a single class. The 2021 Series A Preferred Stock stockholder is entitled to 60% of all votes (including, but not limited to, common stock, and preferred stock (including on an as converted basis)) entitled to vote at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. The 2021 Series A Preferred Stock shall not be divided into fractional shares.

(b) Adverse Effects. The Corporation shall not amend, alter or repeal the preferences, rights, powers or other terms of the 2021 Series A Preferred Stock so as to affect

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adversely the 2021 Series A Preferred Stock or the holder thereof without the written consent or affirmative vote of the holder of the 2021 Series A Preferred Stock given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class.

Section 3. *Conversion in to common shares.* The share of 2021 Series A Preferred Stock shall convert into common shares at a conversion rate of 1 preferred to 10,000,000 common shares. The holder of the 2021 Series A Preferred Stock can affect the conversion at any time. The conversion in to common is a right and conversion is not required.

Section 4. *Dividends, Liquidation.* The share of 2021 Series A Preferred Stock shall not be entitled to any dividends in respect thereof, and shall not participate in any proceeds available to the Corporation's shareholders upon the liquidation, dissolution or winding up of the Corporation.

Section 5. *No Impairment.* The Corporation shall not intentionally take any action which would impair the rights and privileges of the 2021 Series A Preferred Stock set forth herein or the rights of the holder thereof. The Corporation will not, by amendment of its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions herein and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of the 2021 Series A Preferred Stock against impairment.

Section 6. *Replacement Certificate.* In the event that the holder of the 2021 Series A Preferred Stock notifies the Corporation that the stock certificate evidencing the share of 2021 Series A Preferred Stock has been lost, stolen, destroyed or mutilated, the Corporation shall issue a replacement stock certificate evidencing the 2021 Series A Preferred Stock identical in tenor and date to the original stock certificate evidencing the 2021 Series A Preferred Stock, provided that the holder executes and delivers to the Corporation an affidavit of lost stock certificate and an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such 2021 Series A Preferred Stock certificate.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed by an officer thereunto duly authorized this 21st day of August, 2021.

XL RENT, INC. / E MED FUTURE, INC.
By: Synergy Management Group, LLC., its Custodian

By:__________________
Name: Benjamin Berry
Its: President

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XL RENT, INC./ E MED FUTURE, INC. RESOLUTION OF SYNERGY MANAGEMENT GROUP, LLC. AS COURT APPOINTED CUSTODIAN The undersigned, being the Cow 1 - appoi - Ƒ ted custodian of XL RENT, INC . / E MED FUTURE , INC . , a Nevada corporation (the "Corpora ti on") , acting in accordance with Sect ion 78 . 347 of the Nevada Revised Statutes, hereby consents to the adoption of the fol lo wing resolutions : Certificate of Amendment Dated : January 21 , 2021 WHEREAS , in accordance with the Section 78 . 347 of the Neva d a Revised Statutes , Synergy Management Group , LLC . a Nevada limited li ability company , was appointed Custodian of the Corporation pursuant to an Order of District Court of Clark County, Nevada, case no . A - 20 - 825683 - C on January 13 th , 2021 (the "Order")(the "Custodian")(See Exhib it A) ; WHEREAS, pursuant to Section 78 . 347 of the Nevada Revised Statutes Order , the Custodia n is author i zed to take any actions on behalf of th e Corporation that are reasonable , prudent , or for the benefit of the Corporation . WHEREAS , the Custod i an deems it to be in the best interest of the Corporation and its stockholders to adopt the following resolutions ; Pursuant to the Nevada Statutes (the "Statutes"), the Articles of In corporat i on of XL RENT, INC. IE MED FUTURE, INC. (the "Corporation") , are amended as fo ll ows: The undersigned President and Secretary of the Corporation, does hereby certify: Wl!EREAS, On January 21 , at a special meeting of the Board of Directors , the Board of Directors of the Company, unanimously consented to the following re so lution s ; WHEREAS, that the following amendments to the Articles of Incorp oration were duly adopted. N OW, THEREFORE: RESOLVED, that the appropr ia te article shall be amended to a ll ow th e creation of a new class of preferred s h ares . The new class s hall be called the Spec i a l 2021 Series A Preferred Shares . RESOLVED, that the Special 2021 Series A Preferred Shares sha ll h ave the fo ll ow in g designation : 3

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Section 1 . Designation and Amount. The de s ignation of this cl ass of cap ital stock sha ll be "Specia l 202 1 Series A Preferred ", par va lue $.00 1 per share (the "2021 Series_A Preferr ed Stoel<'). The number of authorized shares of 2021 Series A Preferred Stock 1s fifteen (15) share . Section 2. Voting Right s . Except as otherwise required by l aw, the hold er of the share of 202 1 Series A Preferred Stock s hall have the following rights: (a) Nwnbe r of Votes; Voting w ith Common Stock . Except as provided by Nevada statutes or Section 2(b) below) , the holder of the 2021 Series A Pr eferred Stock shall vote together with the holders of preferred stock (incl udin g o n an as converted basis) , par va lue $0.00 1 , and common stock , par va lu e $0.00 1 per share, of the Corporat ion (t h e "Co mmon Stock ") as a sing l e class. T h e 202 1 Series A Preferred Stock stockholde r i s e ntitled to 60% of all votes ( includin g, but n ot limited to, common stock, and preferred stock ( includin g on an as converted basis)) entit led to vote at each meeting of stockho ld ers of the Corporation (and written actions of stockho ld ers in lieu of meetings) w ith respect to any and all matters presented to the stoc khold e r s of the Corporation for their action or consideration. The 202 1 Series A Preferred Stock sha ll not be divided into fractiona l shares. (b) Adverse Effects. The Corporation sha ll not amend , alte r or repeal the preferences , rights , powers or other terms of the 2021 Series A Preferred Stock so as to affect adversely the 2021 Series A Pr eferred Stock or the holder thereof without the written consent or affirmative vote of th e holder of the 2021 Series A Preferred Stock given in writing or by vote at a meeting , consenting or voting (as the case may be) separate l y as a class . Section 3. Conversion in to co mmon shares. The share of2021 Series A Preferred Stock shall convert into common shares at a conversion rate of 1 preferred to 10 , 000 , 000 common shares. The holder of the 2021 Series A Preferred Stock can affect the conversion at any time. T h e conversion in to common i s a right and conversion i s n ot required. Section 4. Dividends , Liquidation. The share of2021 Series A Preferred Stock sha ll not be en titled to any dividends in r espect thereof , and sha ll not participate in any proceeds available to the Corporation 's s har e holder s upon the liquidation , dissolution or winding up of the Corporat ion . Section 5. No Impairment. The Corporation sha ll not intentionally take any action which wou ld impair the rights and privileges of the 2021 Series A Preferred Stock set forth herein o r the right s of the holder thereof. The Corporation will not , by amendment of its certificate of incorporation or through any re organizatio n , transfer of assets , consolidation , merger , dissolution , i ss u e or sale of sec uriti es o r any other vo luntary action , avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporat ion , but will at all times in good faith assist in the carrying out of all the provisions h ere in and in the tak i ng of all s uch act i on a s may be necessary or appropriate in order to protect the rights of the holder of the 2021 Series A Preferred Stock against impairment. Section 6. Replac e ment Certificate. In the eve nt that the holder of the 202 1 Series A Preferred Stock n ot ifie s the Co rporati on that the stock certificate evidencing the share of 2021 4

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Series A Preferred Stock has been lost, stolen, destroyed or mutilated, the Corporation shall issue a replacement stock certificate evidencing the 2021 Series A Preferred Stock identical in tenor and date to the original stock certificate evidencing the 2021 Series A Preferred Stock, provided that the holder executes and delivers to the Corporation an affidavit of lost stock certificate and an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such 2021 Series A Preferred Stock certificate.

Consent

WHEREFORE, this Consent shall have the same force and effect as a majority vote cast at a meeting of the shareholders duly called, noticed, convened and held in accordance with the law, the Articles of Incorporation, and the Bylaws of the Corporation.

Effective date: January 21, 2021

SYNERGY MANAGEMENT GROUP, LLC. a Nevada limited liability company
As Court-Appointed Custodian for XL RENT, INC. / E MED FUTURE, INC., Nevada corporation

____

By: Benjamin Berry
Its: Managing Member

Signed before me this 21 day of Jan, 2021

____
Notary Public

BONNIE J. NERISON
Notary Public-Minnesota
My Commission Expires Jan 31, 2025

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